Exhibit 99.1

Investor Contact:	Media Contact:
Paul Goldberg	Adrian Sakowicz
Vice President – Investor Relations	Vice President – Communications
(630) 743-5180	(630) 743-5039
peg@dovercorp.com	asakowicz@dovercorp.com

H. JOHN GILBERTSON JR. JOINS DOVER’S BOARD AS INDEPENDENT DIRECTOR

Downers Grove, IL, August 2, 2018 – Dover (NYSE: DOV) today announced the appointment of H. John Gilbertson Jr., retired Managing Director of Goldman Sachs Group Inc., to its Board of Directors. The appointment of Mr. Gilbertson, which is effective immediately, increases the size of the Board from 10 to 11 directors. Mr. Gilbertson will serve on the Board’s Audit and Finance Committees.

Richard J. Tobin, Dover’s President and Chief Executive Officer, said, “We’re very pleased to welcome John to Dover’s Board of Directors. His extensive experience in corporate finance, capital markets and mergers and acquisitions, and the insights he gained as an advisor to clients across a broad range of industries during his distinguished career in investment banking will bring valuable perspectives to our Board as we focus on delivering greater returns from our businesses, funding investments to drive profitable growth and enhancing shareholder value.”

Mr. Gilbertson, 61, served as a strategic and financial advisor to clients of Goldman Sachs for twenty-seven years as a Managing Director and as Partner-in-Charge of investment banking services for the Midwest Region. Before joining the firm in 1987, he held roles at Morgan Stanley, Bain & Company and Chase Manhattan Bank. He serves as a director and Chair of the Finance and Audit Committee of Meijer, Inc., the food and general merchandise retailer.

About Dover:

Dover is a diversified global manufacturer with annual revenues of approximately $7 billion. We deliver innovative equipment and components, specialty systems, consumable supplies, software and digital solutions, and support services through three operating segments: Engineered Systems, Fluids, and Refrigeration & Food Equipment. Dover combines global scale with operational agility to lead the markets we serve. Recognized for our entrepreneurial approach for over 60 years, our team of 26,000 employees takes an ownership mindset, collaborating with customers to redefine what’s possible. Headquartered in Downers Grove, Illinois, Dover trades on the New York Stock Exchange under “DOV.” Additional information is available at www.dovercorporation.com.